Exhibit 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE GO DADDY GROUP, INC.
a Delaware corporation
     The Go Daddy Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
     A. The name of the Corporation is The Go Daddy Group, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 5, 2006.
     B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.
     C. The text of the Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
     The name of this corporation is The Go Daddy Group, Inc.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     1. Authorized Shares. This Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have the authority to issue is [___,000,000]. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000, with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is [___,000,000], with a par value of $0.001 per share. The Common Stock shall be divided into two classes consisting of [___,000,000] shares designated as Class A Common Stock (the “Class A Common Stock”) and [___,000,000] shares designated as Class B Common Stock (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote a majority of the combined voting power of all of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issuance of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Amended and Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.
     2. Preferred Stock.
     The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of Part 2 of this ARTICLE IV, by resolution to provide for the issuance of the remaining authorized shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.
     Subject to the restrictions set forth in applicable law, the authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
          (a) The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;
          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
          (c) Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
          (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
          (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;
          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;
          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) Any other relative rights, preferences and limitations of that series.
     3. Common Stock. A statement of the powers, preferences and rights, and qualifications, limitations or restrictions of each class of Common Stock is as follows:
          (a) Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.
          (b) Voting Rights. Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.
               (i) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.
               (ii) Each holder of shares of Class B Common Stock shall be entitled to two (2) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.
          (c) Dividends. The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to share equally, on a per-share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class A Common Stock shall receive shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be, and the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as the case may be.
          (d) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per-share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.
          (e) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.
          (f) Equal Status. Except as expressly provided in this ARTICLE IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.
          (g) Conversion. The provisions of this Section 3(g) of ARTICLE IV of this Amended and Restated Certificate of Incorporation shall become effective as of the date that a registration statement regarding the sale of shares of Class A Common Stock to the public is declared effective by the Securities and Exchange Commission (the “IPO Date”).
               (i) As used in this Section 3, the following terms shall have the following meanings:
                    (1) A “Descendant” shall mean a lineal descendant of the Founder (including relationships by legal adoption) or the spouse of such lineal descendant or the Domestic Partner of such lineal descendant.
                    (2) A “Domestic Partner” shall mean a person with whom said lineal descendant has registered as a domestic partner, established a civil union, or created a substantially equivalent status under the laws of a state of the United States or a political subdivision of a state of the United States.
                    (3) The “Founder” shall mean Bob Parsons.
                    (4) A “Founder Controlled Entity” shall mean a corporation, partnership, limited liability company, limited liability partnership or similar entity of which more than a majority of the voting stock, voting partnership interests, voting membership interests or similar voting interests are held directly or indirectly by one or more of (i) the Founder, (ii) the spouse of the Founder, (iii) a Descendant or Descendants, (iv) a Founder Trust or (v) a Founder Charitable Organization.
                    (5) A “Founder Trust” shall mean a trust (including a voting trust) for the benefit of one or more of (i) the Founder, (ii) the spouse of the Founder, or (iii) a Descendant or Descendants; provided, however, that the beneficiaries of such trust may also include one or more charitable organizations, contributions to which are deductible for federal income, estate or gift tax purposes.
                    (6) A “Founder Charitable Organization” shall mean a charitable organization established by one or more of (i) the Founder, (ii) the spouse of the Founder or (iii) a Descendant or Descendants, contributions to which are deductible for federal income, estate or gift tax purposes.
                    (7) A “Permitted Transferee” shall mean (i) the Founder; (ii) the spouse of the Founder; (iii) a Descendant or Descendants; (iv) the executor or administrator of the estate of the Founder, the spouse of the Founder or a Descendant or Descendants (but solely in the context of executing or administering such estate); (v) a Founder Trust; (vi) a Founder Charitable Organization; or (vii) a Founder Controlled Entity.
                    (8) “Transfer” shall mean any sale, assignment, transfer, lease, pledge, conveyance, hypothecation or other transfer or disposition of such share, whether or not for value and whether voluntary or involuntary.
               (ii) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time.
               (iii) Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the first to occur of:
                    (1) [___], 2021;

                    (2) the first time after the IPO Date that the outstanding shares of Class B Common stock represent less than 10% of the total number of outstanding shares of Common Stock; or
                    (3) the receipt by the Corporation of the affirmative vote at a duly noticed stockholders meeting (or a duly executed written consent) of the holders of a majority of the shares of Class B Common Stock then outstanding in favor of the conversion of all of the shares of Class B Common Stock.
               (iv) Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the Transfer by a holder of such share of Class B Common Stock other than a Transfer to:
                    (1) a Permitted Transferee;
                    (2) a pledgee of such holder of shares of Class B Common Stock pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided, however, that such shares shall not be transferred to, registered in the name of, or voted by the pledgee and shall remain subject to this Section 3; and, provided, further, that in the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock shall automatically, without any further action, convert into shares of Class A Common Stock; or
                    (3) a nominee of such holder of shares of Class B Common Stock (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended).
               (v) In the event that a Transfer of shares of Class B Common Stock shall not give rise to the automatic conversion of such shares into shares of Class A Common Stock pursuant to clause (iv) above, then any subsequent Transfer of such shares (other than any Transfer specified in clause (iv) above) shall be subject to automatic conversion upon the terms and conditions set forth herein.
               (vi) In the event of an automatic conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to clause (iv) above, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred. Upon the time of any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease, and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of shares of Class A Common Stock.
               (vii) The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the shares of Class B Common Stock into shares of Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of separate stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock, to determine whether a Transfer of shares of Class B Common Stock will result in a conversion to shares of Class A Common Stock, and to otherwise confirm that a conversion to shares of Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer of shares of Class B Common Stock results in a conversion to shares of Class A Common Stock shall be conclusive.

               (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
               (ix) If any shares of Class B Common Stock shall be converted pursuant to this Section 3, the shares so converted shall be retired and returned to the authorized but unissued shares of Class B Common Stock.
          (h) Mergers, Consolidation or Other Combination Transactions. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash or any other property, then, and in such event, the shares of Class A Common Stock and Class B Common Stock shall be entitled to be exchanged for or converted into the same kind and amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of the other class of Common Stock is exchanged or converted; provided, however, that if the stock or securities of the resulting entity issued upon such exchange or conversion of the shares of Common Stock outstanding immediately prior to such consolidation, merger, combination or other transaction would represent at least a majority of the voting power of such resulting entity (without giving effect to any differences in the voting rights of the stock or securities of the resulting entity to be received by holders of shares of Class A Common Stock and Class B Common Stock), then the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive stock or securities of the resulting entity issuable upon such exchange or conversion that differ with respect to voting rights and conversion rights in a similar manner to which the shares of Class A Common Stock and Class B Common Stock differ under this Amended and Restated Certificate of Incorporation as provided under subsections 3(b) and 3(g) above.
               (i) Restrictions on Issuance. As of the IPO Date, the Corporation shall not issue or sell any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible or exercisable into shares of Class B Common Stock to any person; provided, however, that notwithstanding the foregoing, the Corporation may issue and, if applicable, sell shares of Class B Common Stock pursuant to any stock splits, stock dividends, subdivisions, combinations, recapitalizations or similar transactions with respect to the Class B Common Stock.
ARTICLE V
     The Corporation is to have perpetual existence.
ARTICLE VI
     1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
     2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
     3. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     4. No stockholder shall be permitted to cumulate votes at any election of directors.
     5. Subject to the rights of holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.
     6. The directors, other than those who may be elected by the holders of any Series of Preferred Stock under specified circumstances, shall be classified, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, with Class I to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2007, Class II to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2008, and Class III to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2009, with each class to hold office until its successor is duly elected or qualified. At each succeeding annual meeting of stockholders, directors shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.
ARTICLE VII
     1. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.
     2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.
     3. Neither any amendment or repeal of any Section of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII
     Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE IX
     1. Subject to the rights of holders of any series of Preferred Stock then outstanding, unless otherwise the Board of Directors otherwise determines, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class of directors to which they have been named expires and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     2. Subject to the rights of holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statute, by the Amended and Restated Certificate of Incorporation or the Bylaws, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors.
ARTICLE X
     1. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
     2. At all times subsequent to the first date that the outstanding shares of Class B Common Stock represent less than a majority of the voting power of all then outstanding shares of capital stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
     3. Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) the Chairman of the Board of Directors of the Corporation, (ii) the Chief Executive Officer, (iii) one or more stockholders holding shares in the aggregate entitled to cast not less than 30% of the votes at that meeting or (iv) by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.

ARTICLE XI
     The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.
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     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned officer a duly authorized officer of the Corporation, on                      ___, 2006.

By:
Bob Parsons
Chairman and Chief Executive Officer